UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MONMOUTH REAL ESTATE INVESTMENT CORPORATION.

(Exact name of registrant as specified in its charter)

                                              MARYLAND                             22-1897375

                               (State or other jurisdiction of

           (I.R.S  employer

                               incorporation or organization)

           identification no.)

3499 Route 9, Suite 3C, Freehold, NJ   07728

(Address of principal executive offices) (Zip code)

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

 2007 STOCK OPTION PLAN

(Full title of the plan)

Anna Chew, Chief Financial Officer

3499 Route 9, Suite 3C, Freehold, NJ 07728

(Name and address of agent for service)

Telephone number, including area code, of agent for service: 732-577-9997

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $.01 par value per share	1,500,000	$8.40	$12,600,000	$386.82

(1)  Pursuant to Rule 416, this registration statement includes such indeterminate number of shares as may become issuable pursuant to the 2007 Stock Option Plan as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rule 457 (c) and (h)(1) solely for the purpose of determining the registration fee.  The price is based upon the average of the high and low sale prices of the registrant’s common stock as reported on the NASDAQ Global Select Market System on October 22, 2007.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the Act), and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

Monmouth Real Estate Investment Corporation (the Registrant or the Company) hereby incorporates by reference in this registration statement the following documents:

(a)  The Registrant's most recent annual report on Form 10-K for the year ended September 30, 2006 filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b)  The Registrant’s Quarterly Reports filed since September 30, 2006, including the report on Form 10-Q/A for the quarterly period ended December 31, 2006, filed on February 2, 2007, Form 10-Q for the quarterly period ended March 31, 2007, filed on May 9, 2007, and the Form 10-Q for the quarterly period June 30, 2007, filed on August 8, 2007.

(c) The Registrant’s Current Reports on Form 8-K filed on October 3, 2006, November 27, 2006, November 27, 2006, November 29, 2006, December 1, 2006, December 11, 2006, January 12, 2007, February 8, 2007, March 27, 2007, April 3, 2007, May 9, 2007, May 10, 2007, May 21, 2007, July 2, 2007, July 19, 2007, July 26, 2007, August 1, 2007, August 2, 2007, August 7, 2007, August 9, 2007, August 27, 2007, September 14, 2007, September 27, 2007, October 1, 2007 and October 10, 2007 and Current Reports filed on Form 8-K/A on September 26, 2007 and October 19, 2007.

(d)  The description of the Registrant's common shares, $0.01 par value per share, which is contained in a registration statement filed under the Exchange Act [per our discussion].

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.

Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains a provision which eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company’s charter requires it, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving the Company or, at its request, any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of the Company. The Company’s charter authorizes it to provide the same indemnification and advancement of expenses to employees and agents of the Company.

The Company has entered into indemnification agreements with its directors and certain officers which generally provide that the Company must indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of the Company; or (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

Item 8.

Exhibits.

The following are the Exhibits included in this Registration Statement:

10.1

Monmouth Real Estate Investment Corporation’s 2007 Stock Option Plan.  (Incorporated herein by reference to the Registrant's Current Report on Form 8-K, filed on August 1, 2007.)

5

Opinion of Venable, LLP regarding legality.

23.1

Consent of Venable LLP (included in Exhibit 5).

23.2

Consent of Reznick Group, Independent Registered Public Accounting Firm.

23.3     Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.4

Consent of Cowan Gunteski, Independent Registered Public Accounting Firm.

24

Power of Attorney.

Item 9.

Undertakings.

The Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment  thereto) which, individually  or  in  the aggregate,  represent  a fundamental  change  in  the information set forth  in  the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating  to  the  securities offered therein, and the offering of such securities at that  time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of  such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court  of appropriate  jurisdiction  the question  whether  such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Freehold, State of New Jersey on October 24, 2007.

MONMOUTH REAL ESTATE INVESTMENT

CORPORATION.

By:    /s/ Eugene W.  Landy

EUGENE W.  LANDY

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 24, 2007.

Signature

Title

/s/ Eugene W.  Landy

President, Chief Executive

Eugene W.  Landy

   Officer and Director

(Principal Executive Officer)

/s/ Anna T.  Chew

Chief Financial Officer

Anna T.  Chew

     and Director

(Principal Financial Officer and

 Principal Accounting Officer)

/s/ Daniel D. Cronheim

Daniel D. Cronheim

Director

/s/ Catherine B. Elflein

Catherine B. Elflein

Director

/s/ Matthew I. Hirsch

Matthew I. Hirsch

Director

/s/ Neal Herstik

Neal Herstik

Director

SIGNATURES (cont’d)

/s/ Joshua Kahr

Joshua Kahr

Director

/s/ Michael P. Landy

Michael P. Landy

Executive Vice President - Investments and Director

/s/ Samuel A. Landy

Samuel A. Landy

Director

/s/ Cynthia J. Morgenstern

Cynthia J. Morgenstern

Executive Vice President and Director

/s/ Scott L. Robinson

Scott L. Robinson

Director

/s/ Eugene Rothenberg

Eugene Rothenberg

Director

/s/ Stephen B. Wolgin

Stephen B. Wolgin

Director

EXHIBIT INDEX

10.1

Monmouth Real Estate Investment Corporation’s 2007 Stock Option Plan.  (Incorporated herein by reference to the Registrant's Current Report on Form 8-K, filed on August 1, 2007.)

5

Opinion of Venable LLP regarding legality.

23.1

Consent of Venable LLP (included in Exhibit 5).

23.2

Consent of Reznick Group, Independent Registered Public Accounting Firm.

23.3     Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.4

Consent of Cowan Gunteski, Independent Registered Public Accounting Firm

24

Power of Attorney.